Exhibit 10.28

product sale and marketing AGREEMENT

THIS PRODUCT SALE AND MARKETING AGREEMENT (this “Agreement”) is made this 12th day of November, 2018 (the “Effective Date”), by and between Calm.com, Inc., a Delaware corporation, having offices at 140 2nd Street, 3rd Floor, San Francisco, California 94105 (“Calm”) and XpresSpa Group, Inc., a Delaware corporation, having offices at 780 Third Avenue, 12th Floor, New York, New York 10017 (“XSPA”). Each of Calm and XSPA may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Calm is the manufacturer and distributor of Calm branded products and services, including those set forth on Exhibit A (the “Products”);

WHEREAS, XSPA is the owner, operator and/or franchisor of XpresSpa branded stores (each a “Store”) throughout the United States of America (the “Territory”);

WHEREAS, Calm desires to increase its brand exposure in the Territory by collaborating with XSPA for the display, marketing, promotion, offer for sale and sale of Products at each Store in the Territory; and

WHEREAS, XSPA desires to collaborate with Calm in connection with the display, marketing, promotion, offer for sale and sale of Products at each Store in the Territory in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term. Unless this Agreement is terminated earlier in accordance with the terms of Section 12, the term of this Agreement shall commence on the Effective Date and shall continue until July 31, 2019 (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive terms of six (6) months (each a “Renewal Term”, and together with the Initial Term, the “Term”) unless written notice is given by either Party no later than thirty (30) days in advance of the expiration of the Initial Term or the applicable Renewal Term.

2. Sale of Products.

2.01. XSPA shall use its commercially reasonable efforts to display, market, promote, offer for sale and sell the Products set forth on Exhibit A in all Stores throughout the Territory. The Products shall only be sold by XSPA at the retail price of the applicable Product as set forth on Exhibit A (the “Retail Price”). For the avoidance of doubt, the Retail Price for the Products at the Stores in the Territory (i) may only be modified by mutual agreement of the Parties, and (ii) does not include any discounts, promotions or applicable sales taxes.

2.02. In addition to the Products, Calm shall have the right to identify up to five (5) additional products, with such products and the price thereof to be mutually agreed by the Parties, to be displayed, marketed, promoted, offered for sale and sold in the Stores in the Territory. Such products, once agreed on by both Parties and priced in accordance with the previous sentence, shall be deemed Products set forth on Exhibit A for the purposes of this Agreement.

3. Exclusivity and Right of First Refusal

3.01. Throughout the Term and for a period of six (6) months after the expiration or termination of this Agreement, neither XSPA nor any of its affiliates shall, directly or indirectly, sell, offer for sale, market or promote any digital meditation or digital sleep products (other than the Products), including online or in any Store in the Territory, without the express prior written consent of Calm.

3.02. Throughout the Term and for a period of six (6) months after the expiration or termination of this Agreement, neither Calm nor any of its affiliates shall, directly or indirectly, sell, offer for sale, market or promote any digital meditation or digital sleep products in any retail location located in an airport other than in collaboration with XSPA, without the express prior written consent of XSPA.

3.03. Throughout the Term and for a period of six (6) months after the expiration or termination of this Agreement, Calm shall have a right of first refusal to expand the rights and obligations described in this Agreement to any Stores outside the Territory (the “ROFR”). XSPA shall give prompt written notice to Calm each time it offers, proposes to offer, or has received an offer to enter into any agreement or arrangement under which XSPA or any of its affiliates would sell, offer for sale, market, promote or undertake any similar action with respect to any meditation or sleep digital products or similar products at any Store outside the Territory (each, a “ROFR Notice”). Calm shall have thirty (30) business days (the “ROFR Period”) from receipt of a ROFR Notice to exercise its ROFR with respect to the region and/or Stores described in the ROFR Notice. If Calm exercises its ROFR within the ROFR Period, the Parties shall enter into an amendment or addendum to this Agreement to include such additional region and/or Stores. If Calm does not exercise its ROFR within the ROFR Period, XSPA may enter into such agreement or arrangement with respect to the applicable region and/or Stores set forth in the ROFR Notice with any third party; provided that, such agreement or arrangement are on the same terms offered to Calm (it being understood that in the event XSPA modifies such terms, XSPA shall provide a new ROFR Notice to Calm in accordance with this Section 3.02).

4. Marketing, Signage and Displays.

4.01. With respect to each Store in the Territory, XSPA shall use commercially reasonable efforts to:

(a) promptly after the Effective Date, (i) prepare notices and consents and take all other actions reasonably necessary to obtain and maintain approval as necessary for bulkhead signage from airport regulatory authorities or other entities whose approval is required for such Store and install such bulkhead signage as soon as practicable thereafter, and (ii) once installed, maintain such bulkhead signage throughout the Term;

(b) allocate at least the retail space for the display of the Products in Stores as set forth on Exhibit B;

(c) cause any and all XSPA employees working in such Store to wear uniforms co-branded with Calm’s and XSPA’s Marks (as defined herein), including shirts and lanyards (such uniform, which will be jointly designed by and mutually acceptable to the Parties, the “Uniforms”) during normal working hours;

(d) display Calm branded marketing materials in such Store (which marketing materials shall be highly visible beyond the lease line as determined in Calm’s sole discretion), including the items set forth on Exhibit C;

(e) distribute free of charge as free gifts with purchase certain Calm branded gift products (the “Gifts”), as mutually selected by Calm and XSPA;

(f) distribute free trial or discount inserts for Calm digital product subscriptions (the “Inserts”) to customers of such Store (it being understood that such Inserts shall contain a unique promotional code enabling Calm to attribute purchases to such Store); and

(g) use and distribute to any purchaser of any Product sold at the Stores shopping bag(s) co-branded with Calm’s and XSPA’s Marks (the “Shopping Bags”). Calm will collaborate with XSPA on the design of Shopping Bags and such design shall be mutually agreed by the Parties.

4.02. Calm and XSPA shall jointly market their activities under this Agreement to their respective user bases, including by: (a) sending at least two (2) emails to each of their respective email marketing lists during the Initial Term that concern one or more of the Products, (b) making at least four (4) posts across each of their respective social media channels during the Initial Term that concern one or more of the Products and (c) marketing their activities concerning one or more of the Products under this Agreement on each of their respective websites throughout the Term. All such emails, co-branded communications and marketing materials are subject to the prior written approval of the Parties.

5. Store Operations.

5.01. With respect to any and all Stores owned or operated by XSPA, as between Calm and XSPA, XSPA shall be the sole owner and operator of any and all such Stores throughout the Territory and XSPA shall have sole management and operational control and liability with respect to such Stores and any and all costs and expense associated with the operation and maintenance thereof. XSPA shall operate and maintain the Stores with high standards of quality and service and shall at all times comply with any and all applicable laws in connection therewith.

5.02. With respect to any and all Stores owned or operated by any of XSPA’s Airport Concession Disadvantaged Business Enterprise partners (“ACDBE Partner(s)”) in conjunction with XSPA, XSPA shall cause each of its ACDBE Partners to fulfill all of the obligations set forth herein with respect to the display, marketing, promotion, offer for sale and sale of Products at each Store in the Territory owned or operated by XSPA and such ACDBE Partner(s). As between Calm and XSPA, XSPA shall remain liable for the acts and omissions of each ACDBE Partner. As between Calm on the one hand and XSPA and its ACDBE Partner(s) on the other hand, XSPA and its ACDBE Partner(s) shall be the sole owners and operators of any and all such Stores throughout the Territory and XSPA and its ACDBE Partner(s) shall have sole management and operational control and liability with respect to such Stores and any and all costs and expense associated with the operation and maintenance thereof. XSPA and its ACDBE Partner(s) shall operate and maintain the Stores with high standards of quality and service and shall at all times comply with any and all applicable laws in connection therewith.

5.03. With respect to any and all Stores owned or operated by a third party who is not an ACDBE Partner (any such third party a “Franchisee”), where XSPA is a franchisor, XSPA shall cause each Franchisee to fulfill all of the obligations set forth herein with respect to the display, marketing, promotion, offer for sale and sale of Products at each Store in the Territory owned or operated by such Franchisee. Except as otherwise set forth in this Agreement, including Section 10.03, as between Calm and XSPA, XSPA shall remain liable for the acts and omissions of each Franchisee.

5.04. Calm shall have the right, but not the obligation, to hire personnel of its choosing to be present in any Store(s) to assist in the display, marketing, promotion, offer for sale and sale of Products, provided, however, that no more than one such person shall be present at any one time in any store without the prior written consent of XSPA. XSPA shall permit such personnel access to each Store and the ability to assist in the marketing, promotion and sale of the Products. For the avoidance of doubt, as between the Parties, Calm shall remain responsible for any and all employee compensation or other benefits with respect to any such personnel.

5.05. Calm or its authorized designees shall be the sole suppliers to XSPA of XSPA’s requirements for Products, Gifts, Shopping Bags, Uniforms and Inserts (collectively, “Product Collateral”) for each Store throughout the Territory. Calm shall use reasonable efforts to fulfill all of XSPA’s requirements for Product Collateral in accordance with the terms and conditions of this Agreement. In the event that inventory of any Product Collateral in any Store falls below fifty percent (50%) of the initial amount of such Product Collateral provided to such Store, XSPA shall use best efforts to advise Calm in sufficient detail to enable Calm to ship additional inventory of such Product Collateral to such Store. The Parties acknowledge and agree that, as between the Parties, Calm shall retain legal title to any and all Product Collateral (other than Uniforms) until sold in a Store in the Territory or otherwise disbursed in a Store in the Territory (in the case of Gifts, Inserts and Shopping Bags) in accordance with the terms and conditions of this Agreement. In the event Calm identifies any issue with any Product Collateral making it unsuitable for use as contemplated by this Agreement or issues a recall with respect to any Product, XSPA shall promptly return any and all affected Product Collateral to Calm or its authorized designees upon receiving notice of such issue or recall.

6. Training. XSPA shall provide training to any and all employees in each Store throughout the Territory regarding the display, marketing, promotion, offer for sale and sale of Products based on training materials (including PDF documents and/or instruction videos) provided by Calm. At XSPA’s request, Calm shall provide training to XSPA area managers and select store managers at times and locations mutually agreed upon by the Parties regarding the display, marketing, promotion, offer for sale and sale of Products.

7. Collaborative Efforts.

7.01. XSPA and Calm shall jointly consult and work together in good faith throughout the Term to develop and execute a plan for the marketing, promotion and sale of Products in all Stores throughout the Territory, including with respect to Product layout and display, in-store marketing and promotional activities, the design of any co-branded Product Collateral or other marketing materials, and bulkhead signage at the Stores, in each case, taking into account any plan restrictions on the Store that may be imposed by an airport regulatory authority or other entity and all applicable laws.

7.02. Any Product Collateral item or other marketing material co-branded with Calm’s and XSPA’s Marks shall be subject to each Party’s prior review and approval, which shall not be unreasonably withheld.

8. Payments.

8.01. XSPA shall pay to Calm on a monthly basis an amount equal to (i) fifty percent (50%) of the Retail Price for all Products sold in the Stores in the Territory during the applicable month minus (ii) fifty percent (50%) of any commission actually paid or payable to XSPA employee(s) or contractor(s) attributable to sales of such Products during such month; provided that in no event shall such commission be greater than fifteen percent (15%) of the Retail Price for the applicable Product.

8.02. Calm shall pay to XSPA on a monthly basis a retail commission of $20.00 for each sale of Calm digital product subscriptions (excluding, for the avoidance of doubt, any free trial subscriptions) that result from XSPA’s distribution of Inserts and a customer’s use of the unique promotional discount code set forth therein in accordance with the terms and conditions set forth herein (it being understood that XSPA shall ensure fifty percent (50%) of each such commission shall be distributed to the applicable Store’s retail employees or contractors via a pool or other format as mutually agreed to by the Parties).

Calm shall prepare and maintain complete and accurate books and records covering all transactions relating to this Agreement. XSPA’s representatives may, from time to time during regular business hours on reasonable advance notice, during the Term of this Agreement and for a period of six (6) months thereafter, inspect and audit such books and records and examine and copy all other documents and material in the possession or under the control of Calm with respect to the subject matter and the terms of this Agreement.

After completion of any inspection or audit pursuant to this Section 8.02, XSPA shall notify Calm of the results of such inspection and audit (the “Calm Audit Results”). Upon receipt of such information, Calm shall have thirty (30) days (the “Calm Review Period”) to review the Calm Audit Results.

On or prior to the last day of the Calm Review Period, Calm may object to the Calm Audit Results by delivering to XSPA a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Calm Statement of Objections”). If Calm fails to deliver the Calm Statement of Objections before the expiration of the Calm Review Period, the Calm Audit Results shall be deemed to have been accepted by Calm. If Calm delivers the Calm Statement of Objections before the expiration of the Calm Review Period, Calm and XSPA shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Calm Statement of Objections (the “Calm Resolution Period”), and, if the same are so resolved within the Calm Resolution Period, the Calm Audit Results with such changes as may have been previously agreed in writing by Calm and XSPA, shall be final and binding.

If Calm and XSPA fail to reach an agreement with respect to all of the matters set forth in the Calm Statement of Objections before expiration of the Calm Resolution Period, then any amounts remaining in dispute (“Calm Disputed Amounts” and any amounts not so disputed, the “Calm Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants mutually agreeable to Calm and XSPA (each acting reasonably and in good faith) (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Calm Disputed Amounts only and make any adjustments to the Calm Audit Results. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Calm Disputed Amount must be within the range of values assigned to each such item in the Calm Audit Results and the Calm Statement of Objections, respectively.

The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Calm Disputed Amounts and their adjustments to the Calm Audit Results shall be conclusive and binding upon the parties hereto.

If it is conclusively determined that any of Calm’s payments due hereunder was less than the amount that should have been paid or any of XSPA’s payments or reimbursements was more than the amount that should have been paid, all payments required to be made to eliminate the discrepancy, plus interest, shall be made promptly upon XSPA’s demand, and, if the discrepancy in amounts due to XSPA is greater than ten percent (10%) or more of the amount due during the period in question, Calm promptly shall reimburse XSPA for the reasonable costs and expenses related to such inspection and audit not to exceed $5,000.00. In all other cases, XSPA shall be responsible for any and all costs and expenses related to such inspection and audit pursuant to this Section 8.02.

If it is conclusively determined that any of Calm’s payments due hereunder was more than the amount that should have been paid or any of XSPA’s payments or reimbursements was less than the amount that should have been paid, all payments required to be made to eliminate the discrepancy, plus interest, shall be made promptly upon Calm’s demand.

8.03. Subject to the terms and conditions set forth herein, and considering that Calm or its authorized designees shall be the sole supplier of Product Collateral under Section 5.04 of this Agreement, Calm shall pay (or reimburse XSPA upon receipt of payment to a third party) for all costs associated with (a) the design, manufacture, shipping, distribution and installation, as applicable, of Product Collateral and other marketing materials and bulkhead signage as set forth in Section 4.01, (b) the creation of training materials and the costs associated with training (excluding cost of labor for any XSPA employee) pursuant to Section 6, (c) obtaining and maintaining approval of, and the creation, installation, maintenance and removal of any bulkhead signage advertising pursuant to Section 4.01(a), and (d) the design, manufacture, shipping and installation of in-store marketing changes to any Store.

Notwithstanding anything in this Agreement to the contrary, Calm shall not be obligated to reimburse XSPA for any such costs described in the previous sentence of this Section 8.03 incurred by XSPA above $500.00 unless Calm has provided prior written approval of such cost (including via email).

8.04. All payments required of XSPA hereunder shall be made to Calm in United States Dollars via wire transfers, or in such other manner as Calm shall designate, as follows:

Account Name	Calm.com, Inc.
Account Address	140 2nd St. FL3 San Francisco, CA 94105
Account #	3302444451
Bank Name	SIL VLY BK SJ
Bank Address	3003 TASMAN DRIVE, SANTA CLARA, CA 95054
Fed ABA	121140399

8.05. All payments required of Calm hereunder shall be made to XSPA in United States Dollars via wire transfers, ACH payment, or in such other manner as XSPA shall designate, as follows:

Account Name	XpresSpa Group, Inc.
Account #	483044863901
Bank Name	Bank of America
Bank Address	One Bryant Park New York, NY 10036
Fed ABA	026009593

8.06. With respect to Products sold in Stores in the Territory, XSPA shall deliver to Calm within twenty (20) days after each calendar month, a statement (“Monthly Statement”) identifying (i) the total sales of each Product during said calendar month and (ii) the total commission paid to XSPA employees or contractors under Section 8.02, which shall include a breakdown by each individual Product and Store. Each Monthly Statement shall be fully completed and signed and certified as accurate by one of XSPA’s senior officers.

8.07. XSPA shall prepare and maintain complete and accurate books and records covering all transactions relating to this Agreement. Calm’s representatives may, from time to time during regular business hours on reasonable advance notice, during the Term of this Agreement and for a period of six (6) months thereafter, inspect and audit such books and records and examine and copy all other documents and material in the possession or under the control of XSPA with respect to the subject matter and the terms of this Agreement.

After completion of any inspection or audit pursuant to this Section 8.07, Calm shall notify XSPA of the results of such inspection and audit (the “XSPA Audit Results”). Upon receipt of such information, XSPA shall have thirty (30) days (the “XSPA Review Period”) to review the XSPA Audit Results.

On or prior to the last day of the XSPA Review Period, XSPA may object to the XSPA Audit Results by delivering to Calm a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “XSPA Statement of Objections”). If XSPA fails to deliver the XSPA Statement of Objections before the expiration of the XSPA Review Period, the XSPA Audit Results shall be deemed to have been accepted by XSPA. If XSPA delivers the XSPA Statement of Objections before the expiration of the XSPA Review Period, XSPA and Calm shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the XSPA Statement of Objections (the “XSPA Resolution Period”), and, if the same are so resolved within the XSPA Resolution Period, the XSPA Audit Results with such changes as may have been previously agreed in writing by XSPA and Calm, shall be final and binding.

If Calm and XSPA fail to reach an agreement with respect to all of the matters set forth in the XSPA Statement of Objections before expiration of the XSPA Resolution Period, then any amounts remaining in dispute (“XSPA Disputed Amounts” and any amounts not so disputed, the “XSPA Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the XSPA Disputed Amounts only and make any adjustments to the XSPA Audit Results. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each XSPA Disputed Amount must be within the range of values assigned to each such item in the XSPA Audit Results and the XSPA Statement of Objections, respectively.

The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the XSPA Disputed Amounts and their adjustments to the XSPA Audit Results shall be conclusive and binding upon the parties hereto.

If it is conclusively determined that any of XSPA’s payments due hereunder was less than the amount that should have been paid or any of Calm’s payments or reimbursements was more than the amount that should have been paid, all payments required to be made to eliminate the discrepancy, plus interest, shall be made promptly upon Calm’s demand, and, if the discrepancy in amounts due to Calm is greater than ten percent (10%) or more of the amount due during the period in question, XSPA promptly shall reimburse Calm for the reasonable costs and expenses related to such inspection and audit not to exceed $5,000.00. In all other cases, Calm shall be responsible for any and all costs and expenses related to such inspection and audit pursuant to this Section 8.02.

If it is conclusively determined that any of XSPA’s payments due hereunder was more than the amount that should have been paid or any of Calm’s payments or reimbursements was less than the amount that should have been paid, all payments required to be made to eliminate the discrepancy, plus interest, shall be made promptly upon XSPA’s demand.

9. Intellectual Property Matters.

9.01. Subject to the terms and conditions of this Agreement, Calm hereby grants to XSPA, solely during the Term and in the Territory, a revocable (as set forth in Section 12.04), royalty-free, assignable (solely as set forth in Section 16.05), non-sublicensable (except as set forth in Section 9.03), non-exclusive license to use the marks set forth on Exhibit D (“Calm’s Marks”), solely to the extent necessary for XSPA to exercise its rights or perform its obligations set forth in this Agreement.

9.02. Subject to the terms and conditions of this Agreement, XSPA hereby grants to Calm, solely during the Term and in the Territory, a revocable (as set forth in Section 12.04), royalty-free, assignable (solely as set forth in Section 16.05), non-sublicensable (except as set forth in Section 9.03), non-exclusive license to use the marks set forth on Exhibit E (“XSPA’s Marks”, and together with Calm’s Marks, the “Marks”), solely to the extent necessary for Calm to exercise its rights or perform its obligations set forth in this Agreement.

9.03. Each Party may sublicense the rights granted to such Party under Sections 9.01 and 9.02 of this Agreement to any third party vendor, supplier or manufacturer of Product Collateral solely to the extent necessary for such Party to exercise its rights or perform its obligations set forth in this Agreement.

9.04. Neither Party shall use the other Party’s Marks, in whole or in part, as a corporate name, trade name or domain name and shall not use the other Party’s Marks in combination with any other mark, design or designation except pursuant to the terms of this Agreement. Each Party shall use the other Party’s Marks in the Territory strictly in compliance with all applicable legal requirements of the Territory. Each Party acknowledges and agrees that, as between the Parties, the other Party is the sole and exclusive owner of the Marks licensed by such other Party pursuant to this Section 9 and all goodwill associated therewith. Neither Party shall do or cause to be done any act or thing that may in any way adversely affect any rights of the other Party in and to such other Party’s Marks or any registrations thereof or that, directly or indirectly, may reduce the value of such Marks or detract from any Mark’s reputation, including challenging the ownership, validity or enforceability of such Marks. Each Party agrees that it will display the trademark registration symbol ® or the designations “SM” or “TM” adjacent to the Marks when directed to do so by the Party owning the relevant Mark and, when circumstances reasonably permit, it will cause a notice of ownership to appear on advertisements or in store displays bearing the Marks. Each Party will take care to display the other Party’s Marks in a manner that does not bring the other Party’s brand into disrepute.

9.05. All goodwill associated with the use of a Party’s Marks by the other Party shall inure to the sole and exclusive benefit of the Party which owns such Mark. Each Party shall execute any documents and take any actions reasonably required by the other Party to confirm such Party’s ownership of all rights in and to such Party’s Marks in the Territory and the respective rights of the Parties pursuant to this Agreement.

9.06. In the event that either Party learns of any infringement, imitation or counterfeiting of the other Party’s Marks or Products or of any use by any person of a trademark similar to such Marks, it shall promptly notify the other Party thereof. Thereupon, the Party owning the relevant Marks, or in the case of Products, Calm, shall take such action as it deems advisable for the protection of its rights in and to its Marks and Products and, if reasonably requested to do so by such Party, the other Party shall reasonably cooperate in all respects (at the sole costs and expense of the Party owning the relevant Marks, or in the case of Products, Calm), including by choosing to be a plaintiff or co-plaintiff and/or by causing its officers to execute pleadings and other necessary documents. Any action contemplated by this Section 9.06 shall be controlled by the Party with ownership of the relevant Marks, or in the case of Products, Calm.

9.07. Any intellectual property or moral right in any Product Collateral or other marketing materials concerning Calm or one or more Products, including patterns, sketches, logos, designs, packaging, labels, tags, advertising materials or the like (“Product Collateral IP”) bearing Calm’s Marks shall be, as between the Parties, the sole and exclusive property of Calm, it being understood that XSPA shall retain sole and exclusive ownership of its Marks, including with respect to co-branded Product Collateral and any other co-branded marketing materials concerning Calm or one or more Products. Any co-branded Product Collateral IP shall be used solely (i) in the Stores in the Territory or (ii) in connection with digital marketing activities by Calm with respect to Calm or one or more Products, in accordance with the terms and conditions set forth in this Agreement. If any Product Collateral IP (or any aspect thereof) are not designed and/or created by Calm, such Product Collateral IP (or aspect thereof) shall be deemed “works made for hire” for Calm within the meaning of the U.S. Copyright Law and/or other applicable comparable laws or, if they do not so qualify, all ownership rights thereto shall be, and are hereby, assigned to Calm. XSPA shall not, directly or indirectly, do or suffer to be done any act or thing which may affect adversely any of Calm’s rights in the Product Collateral IP, including filing any application in its name to record any claims to Product Collateral IP (or any aspect thereof). XSPA shall execute any documents and take any actions reasonably required by Calm to confirm Calm’s ownership of all rights in and to such Product Collateral IP.

10. Agency, Indemnification and Insurance.

10.01. Calm and XSPA are each independent contractors. The Parties are not and shall not be considered as joint venturers, partners or agents of each other. Neither Party shall have the authority to bind or obligate the other Party.

10.02. XSPA hereby agrees to indemnify and hold harmless Calm and its affiliates and their respective directors, officers, employees and agents from and against any and all claims, suits, alleged regulatory violations, losses, damages and costs (including reasonable attorneys’ fees) arising out of or relating to (i) any alleged action or failure to take action by XSPA in connection with the operation or maintenance of the Stores or provision of any product or service (other than the Products), including but not limited to: violations of applicable law, regulations or other rules; defects in XSPA sourced products or services provided or obtained therein; employment and labor issues with respect to XSPA employees; any product liability or personal injury claims with respect to XSPA’s provision of any product or service (other than the Products); property damage; and collection, remittance or payment of any taxes, license fees or any other payment due to any party; (ii) the use of XSPA’s Marks by Calm as authorized by this Agreement; and (iii) any breach of any covenant or agreement of XSPA contained in this Agreement.

10.03. Calm hereby agrees to indemnify and hold harmless XSPA and its affiliates and their respective directors, officers, employees and agents from and against any and all claims, suits, alleged regulatory violations, losses, damages and costs (including reasonable attorneys’ fees) arising out of or relating to (i) any product liability or personal injury claims with respect to any Products or Product Collateral or any alleged defects in any Products or Product Collateral; (ii) any alleged action or failure to take action by Calm’s employees; (iii) the use of Calm’s Marks by XSPA as authorized by this Agreement; and (iv) any breach of any covenant or agreement of Calm contained in this Agreement.

10.04. In the event any claim, action, suit or proceeding (each, a “Claim”) is brought or made against an indemnified Party for which defense and indemnification by the indemnifying Party may be sought hereunder, the indemnified Party will promptly notify the indemnifying Party of the commencement thereof, and the indemnified Party will be entitled to reasonably participate in (but not assume) the defense thereof. Notwithstanding any other provision of this Agreement, the indemnifying Party shall not enter into any settlement of any Claim without the prior written consent of the indemnified Party, except as provided in this Section 10.04. If a firm offer is made to settle a Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified Party and provides, in customary form, for the unconditional release of each indemnified Party from all liabilities and obligations in connection with such Claim and the indemnifying Party desires to accept and agree to such offer, the indemnifying Party shall give written notice to that effect to the indemnified Party. If the indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the indemnified Party may continue to contest or defend such Claim and in such event, the maximum liability of the indemnifying Party as to such Claim shall not exceed the amount of such settlement offer. If the indemnified Party fails to consent to such firm offer and also fails to assume defense of such Claim, the indemnifying Party may settle the Claim upon the terms set forth in such firm offer to settle such Claim.

10.05. XSPA shall obtain, and thereafter maintain during the Term, the following insurance:

(a) Special form property policy covering all stock on premises of the Store, including with respect to all Product Collateral;

(b) Workers’ Compensation Insurance in the statutorily required amount (or XSPA shall participate in the appropriate state fund if such insurance is not available or allowed), together with Employer’s Liability Insurance with a limit of $1,000,000 for each accident; and

(c) Commercial General Liability insurance, (including fire liability, contractual liability, personal injury, product liability and completed operations coverage) in the amount of not less than $3,000,000 combined single limit with umbrella liability coverage with a limit of not less than $10,000,000;

The foregoing insurance policies shall name XSPA as the insured and Calm as additional insured (except for Workers’ Compensation Insurance). If any such insurance is on a “claims made” basis, XSPA shall maintain coverage thereunder for a period of at least two (2) years following the termination of this Agreement. With respect to the foregoing, XSPA shall provide to Calm certificate(s) evidencing such insurance prior to or upon execution of this Agreement. The certificates shall provide that Calm will be given at least thirty (30) days prior written notice of cancellation or any material change in these policies. Calm shall have no obligation to XSPA for the costs of insurance required, or for any other coverage that XSPA obtains, directly or indirectly for its own account. In no event shall any insurer have a Best’s Insurance rating of less than (A-) of class size VII.

10.06. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, (A) UNDER NO CIRCUMSTANCE AND UNDER NO LEGAL THEORY (TORT, CONTRACT, OR OTHERWISE), SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOSS OF OPPORTUNITY OR OTHER SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN CONNECTION WITH THIS AGREEMENT; AND (B) THE MAXIMUM LIABILITY OF EACH PARTY IN ANY WAY RELATED TO THIS AGREEMENT SHALL NOT EXCEED $2,000,000.00 (EXCLUDING ANY AMOUNTS DUE AND PAYABLE PURSUANT TO SECTION 8 HEREUNDER).

11. Representations and Warranties.

11.01. Calm represents and warrants that:

(a) it has the legal power and authority to enter into this Agreement and to grant the rights to its Marks granted hereunder, and the execution and performance of this agreement does not violate or put Calm in default of any other agreement, order or judgment by which it is bound or to which it is subject;

(b) Calm’s Marks do not infringe any third parties’ rights and that the Marks were not misappropriated from any third party;

(c) it is aware of and will comply with all federal, state and local laws and regulations governing the Products and the Product Collateral in the Territory; and

(d) it is the sole and exclusive owner of Calm’s Marks.

11.02. XSPA represents and warrants that:

(a) it has the legal power and authority to enter into this Agreement and to grant the rights to its Marks granted hereunder, and the execution and performance of this Agreement does not violate or put XSPA in default of any other agreement, order or judgment by which it is bound or to which it is subject: and

(b) it is aware of and will comply with all federal, state and local laws and regulations governing its operation of the Stores in the Territory;

(c) XSPA’s Marks do not infringe any third parties’ rights and that the Marks were not misappropriated from any third party, and

(d) it is the sole and exclusive owner of XSPA’s Marks.

12. Termination.

12.01. This Agreement may be terminated by either Party, prior to its expiration, by reason of a material breach of the terms and conditions hereof; provided that the Party alleged to be in material breach shall have failed to cure such alleged material breach within thirty (30) days following the receipt of a written notice from the Party alleging the material breach which notice shall describe in reasonable detail the nature of the alleged material breach.

12.02. Calm may terminate this Agreement immediately, upon written notice, if XSPA experiences an insolvency event.

12.03. Beginning on February 28, 2019, XSPA may terminate this Agreement immediately, upon written notice, if Calm has not purchased and funded the purchase of the Second Closing Shares (as defined in the Series E Preferred Stock Purchase Agreement dated as of even date herewith by and between XSPA and Calm) by December 31, 2018.

12.04. Upon termination or expiration of this Agreement, Calm (at its sole expense) may engage a third party to audit XSPA’s inventory of any and all Product Collateral then on hand at each Store and XSPA shall promptly return or dispose of such inventory as instructed by Calm at Calm’s sole expense. In addition, if Calm does not provide XSPA with instructions within twenty (20) days of the termination or expiration of this Agreement, XSPA shall be permitted to dispose of any inventory of any and all Product Collateral then on hand at each Store. The Parties agree to promptly settle all accounting associated with such inventory of any and all Product Collateral then on hand at each Store upon termination or expiration of this Agreement. Except as expressly set forth herein, all of the rights granted hereunder shall automatically terminate and XSPA shall immediately cease the distribution, marketing and sale of Products and the Parties shall discontinue all use of the other Party’s Marks.

12.05. The following provisions shall survive the expiration or termination of this Agreement: Sections  3, 9.07, 10, 12 and any other provision hereunder which by its terms, may reasonably be expected to survive such expiration or termination. In addition to the foregoing, upon termination each Party shall pay to the other Party any and all amounts then owed to the other Party.

13. Arbitration. Without limiting Section 16.08, any and all disputes or claims arising from either Party’s rights or obligations under this Agreement shall be subject to arbitration. Any arbitration commenced with respect to a dispute or claim under this Agreement shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association and the Supplementary Procedures for Large, Complex Disputes then in effect (the “Rules”), except to the extent such rules conflict with this Section 13. In any arbitration, New York law shall govern, except to the extent that such law conflicts with the Rules or this Section 13. The Parties further agree that each issue submitted for arbitration be submitted to a panel of three (3) impartial arbitrators with each Party selecting one (1) arbitrator within fifteen (15) days after the commencement of the arbitration period and the two (2) selected arbitrators selecting a third arbitrator who is experienced in the commercial retail industry within thirty (30) days after the commencement of the arbitration period. Any arbitration hereunder shall commence within thirty (30) days after appointment of the third arbitrator and shall be held in New York, New York, USA. No discovery by either Party shall be permitted unless the arbitrators determine that the Party requesting such discovery has a substantial, demonstrable need. The arbitrators shall make final determinations as to any discovery disputes and all other procedural matters. If any Party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, then the arbitrators shall fix a reasonable time for compliance, and if the Party does not comply within such period, then a remedy deemed just by the arbitrators, including an award of default, may be imposed. The decision of the arbitrators shall be rendered no later than one hundred twenty (120) days after commencement of the arbitration period. The costs of arbitration shall be borne by the Party against whom the arbitral decision is made. Any judgment or decision rendered by the panel shall be binding upon the Parties and shall be enforceable by any court of competent jurisdiction.

14. Notice. All notices required or permitted by this Agreement shall be in writing and may be delivered in person (by hand or by messenger or courier service) or may be sent by certified mail, return receipt requested, or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission during normal business hours, and shall be deemed sufficiently given if served in a manner specified in this Section 14 to the addresses and facsimile numbers noted below. Either Party may, by notice to the other, specify a different address for notice purposes. Any notice sent by certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmarks thereon. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the United States Postal Service or courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone or facsimile confirmation of receipt of the transmission thereof, provided a copy is also delivered via delivery or mail. If notice is received after 5:00 PM, local time of the recipient, or on a Saturday or a Sunday or a legal holiday, it shall be deemed received on the next business day. Notice addresses are as follows:

If to XSPA:

XpresSpa Group, Inc.

780 Third Avenue, 12th Floor

New York, NY 10017

Attn: Edward Jankowski, CEO

Email: notices@xpresspagroup.com

If to Calm:

Calm.com, Inc.

140 2nd St., 3rd Floor

San Francisco, CA 94105

Attn: Dun Wang

Email: legal@calm.com and dun@calm.com

15. Confidentiality. Neither Party shall, directly or indirectly, without the other Party’s consent, disclose to any third party (other than their respective employees or representatives) any information designated in writing as confidential by other Party (including the terms and conditions of this Agreement); provided, that the foregoing restriction shall not (a) apply to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 15) or (ii) independently developed by the receiving Party, or (b) prohibit any disclosure (i) determined in good faith by any Party to be required by any listing agreement with any applicable national or regional securities exchange or market, securities laws or any other applicable law so long as the disclosing Party has made all reasonable efforts to obtain confidential treatment of the terms of the Agreement in connection with such disclosure and, to the extent practicable and legally permissible, the receiving Party provides the disclosing Party with reasonable prior notice of such disclosure or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement.

16. Miscellaneous Provisions.

16.01. This Agreement embodies and constitutes the entire understanding between the Parties with respect to subject matter hereof, and no prior agreements, understandings, representations and statements, oral or written, shall have any legal effect with respect to such subject matter. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

16.02. This Agreement shall be governed by, and construed in accordance with the law of the State of New York. In the event of any litigation, arbitration, or other proceeding by which one Party either seeks to enforce its rights under this Agreement or seeks a declaration of any rights or obligations under this Agreement, the prevailing Party shall be entitled to recover from the other Party, in addition to any other relief awarded, any and all costs and expenses incurred with respect to such litigation, arbitration or other proceeding, including without limitation, reasonable attorneys’ fees, disbursements and costs, and experts’ fees and costs.

16.03. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

16.04. In the event that any one or more of the provisions of this Agreement shall be determined to be void or unenforceable by a court of competent jurisdiction, such determination will not render this Agreement invalid or unenforceable and the remaining provisions hereof shall remain in full force and effect.

16.05. Neither Party shall assign or transfer this Agreement or its rights hereunder without first obtaining the consent of the other, in writing, which consent shall not unreasonably be withheld or delayed. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; provided, however, Calm may, without the prior written consent of XSPA, assign or otherwise transfer its rights and obligations to an affiliate of Calm or the acquirer of all or substantially all of the assets of Calm; provided, however, that the prior written consent of XSPA shall be required in connection with the assignment to an acquirer of all or substantially all of the assets of Calm if such acquirer’s primary business is an airport-based provider of spa services.

16.06. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

16.07. No waiver by either Party, whether express or implied, of any provision hereof, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Calm shall not be deemed a waiver by Calm of any violation of or default under any of the provisions of this Agreement by XSPA. Also, if for any reason any acts or omissions by XSPA hereunder not in conformance with any of the requirements hereof are not objected to by Calm from time to time, such a failure to object shall not be deemed a waiver by Calm of any such requirement and Calm may insist upon due performance thereof by XSPA at any time.

16.08. The Parties acknowledge that irreparable injury would be caused by any breach or threatened breach by the other Party of any of the provisions of this Agreement and both Parties shall have the right to enforce the specific performance of the Agreement and to apply for injunctive relief against any act which would violate any of its provisions.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

XpresSpa Group, Inc.

By:	/s/Edward Jankowski
Name:	Edward Jankowski
Title:

Calm.com, Inc.

By:	/s/ Michael Acton Smith

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E